Exhibit 11.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Offering Statement of Glucose Biosensor Systems (Greater China) Holdings, Inc. (the “Company”) on Form 1-A of our report dated June 7, 2018, with respect to our audit of the financial statements of the Company as of June 30, 2017 and for the period from August 4, 2017 (inception) through June 30, 2017 and the report dated November 15, 2018 with respect to our audit of the financial statements the Company as of June 30, 2018 and for the year ended June 30, 2018 and the period from August 4, 2017 (inception) through June 30, 2017. We also consent to the reference to our Firm under the heading “Experts” in such Offering Circular.

/s/ BDO

BDO East Coast Partnership

Sydney, Australia

November 15, 2018